                                                                    Exhibit 99.1


                          Independent Auditors' Report

The Administrator
Mohawk Carpet Corporation
   Retirement Savings Plan:

We have audited the accompanying statements of net assets available for plan benefits of the Mohawk Carpet Corporation Retirement Savings Plan (Plan) as of December 31, 2001 and 2000 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2001 and 2000 and the changes in net assets available for plan benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

                                                 /s/ KPMG LLP

Atlanta, Georgia
May 3, 2002

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

              Statements of Net Assets Available for Plan Benefits

                           December 31, 2001 and 2000

                                                                         2001                  2000
                                                                   ------------------    ------------------
Assets:
     Investments (notes 3 and 4):
        Mutual funds, at fair value                                $  112,824,624           104,065,096
        Mohawk Industries, Inc. common stock, at fair value            38,045,527            21,766,298
        Money market funds, at cost                                    82,104,332            69,147,930
        Loans to participants, at cost                                 12,135,000            10,343,989
                                                                   ------------------    ------------------
                 Total investments                                    245,109,483           205,323,313

     Contributions receivable from employer                                71,455               314,866
     Contributions receivable from participants                           167,314               904,948
                                                                   ------------------    ------------------
                 Net assets available for plan benefits            $  245,348,252           206,543,127
                                                                   ==================    ==================



                See accompanying notes to financial statements.

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

         Statement of Changes in Net Assets Available for Plan Benefits

                          Year ended December 31, 2001

Additions:
     Investment income:
        Interest and dividends                                                       $     6,505,032
        Net appreciation (depreciation) in fair value of investments:
           Mutual funds                                                                   (7,333,948)
           Mohawk Industries, Inc. common stock                                           19,504,377
                                                                                     -------------------
                 Net investment income                                                    18,675,461

     Contributions from employer                                                           9,043,105
     Contributions from participants                                                      21,168,711
     Transfers from other plan (note 7)                                                    5,553,885
                                                                                     -------------------
                 Total additions                                                          54,441,162
                                                                                     -------------------
Deductions:
     Participants' benefits                                                               15,564,312
     Administrative expenses                                                                  71,725
                                                                                     -------------------
                 Total deductions                                                         15,636,037
                                                                                     -------------------
                 Increase in net assets available for plan benefits                       38,805,125

Net assets available for plan benefits at beginning of year                              206,543,127
                                                                                     -------------------
Net assets available for plan benefits at end of year                                $   245,348,252
                                                                                     ===================


                 See accompanying notes to financial statements.

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                          Notes to Financial Statements

                           December 31, 2001 and 2000


(1)  Summary of Significant Accounting Policies

     The following is a summary of significant accounting policies followed by the Plan in preparing its financial statements.

     (a)  Basis of Presentation

          The records of the Plan are maintained on the cash basis of accounting. The accompanying financial statements of the Mohawk Carpet Corporation Retirement Savings Plan (the Plan) have been prepared on the accrual basis of accounting and present the net assets available for plan benefits and changes in those net assets.

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     (b)  Investments

          Investments in mutual funds and common stock are stated at fair value based on quoted market prices or as determined by Scudder Kemper Investments (Trustee). Investments in money market funds and loans to participants are stated at cost which approximates fair value. Securities transactions are accounted for on a trade date basis.

          Realized and unrealized investment gains and losses are included in net appreciation in fair value of investments in the accompanying statement of changes in net assets available for plan benefits.

     (c)  Fair Value of Financial Instruments

          Investments in securities are stated at fair value. In addition, management of the Plan believes that the carrying amount of receivables is a reasonable approximation of the fair value due to the short-term nature of these instruments.

(2)  Description of the Plan

     The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

     (a)  General

          The Plan is a defined contribution plan and covers all employees of Mohawk Carpet Corporation (the Company), a wholly owned subsidiary of Mohawk Industries, Inc. The Plan provides for retirement savings to qualified active participants through both participant and employer contributions and is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Employees are eligible to participate in the Plan at the beginning of a calendar month after the completion of 90 days of service.

                                                                     (Continued)

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000

          The Plan is administered by an Administrative Committee appointed by the Company. The Administrative Committee is responsible for the control, management, and administration of the Plan and the assets held in trust at Scudder Kemper Investments as of December 31, 2001 and 2000 and for the year ended December 31, 2001.

     (b)  Contributions

          Contributions to the Plan are made by both participants and the Company. Participants may contribute a maximum of 16% of their gross compensation, subject to certain limitations. Participants may allocate their contributions in multiples of 1% to various investment funds of the Plan. The employer makes a 50% matching contribution up to the first 4% of each participant's gross compensation contributed to the Plan. The Company amended the Plan effective January 1, 2000 to match an additional $0.25 for every $1.00 of employee contributions in excess of 4% up to a maximum of 6%. The terms of the Plan also provide for discretionary employer profit sharing contributions to the Mohawk Stock Fund for plan participants employed on the last day of the plan year or terminated during the plan year on account of death, disability, or retirement.

     (c)  Participant Accounts

          Each participant's account is credited with their contribution for the period as well as the employer's matching contribution and an allocation of any employer profit sharing contribution. Investment income, realized gains/losses, and the change in unrealized appreciation or depreciation on plan investments are credited to participants' accounts monthly based on the proportion of each participant's account balance to the total account balance within each investment fund at the beginning of the month.

          Participant accounts may be invested in one or more of the investment funds available under the Plan at the direction of the participant. The Plan provides for monthly valuation of accounts. Current investment funds available within the Plan include the following:

             Investment fund                                    Fund objective
          -----------------------   ----------------------------------------------------------------------
          Scudder Stable Value       To provide fixed rate of return for a fixed period of time. Money in
            Fund:                    this fund is invested in investment contracts, money market securities, and managed bond portfolios.

          PIMCO Total Return         To provide the opportunity for higher earnings than the stable value
            Fund:                    fund. Money in this fund is invested primarily in intermediate term, high-quality, fixed income securities.

          Scudder Balanced Fund:     To provide capital growth and current income while minimizing the risk of principal loss associated with common stocks by investing in a changing mix of seasoned stocks and investment grade bonds.

          Kemper-Dreman High-        To provide long-term capital growth through investing in large
            Return Equity Fund:      capitalization stocks in undervalued sectors of the stock market.

                                                                     (Continued)

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000

             Investment fund                                    Fund objective
          -----------------------   ----------------------------------------------------------------------
           Scudder S&P 500 Index     To track the performance of the Standard and Poor's 500 Composite
              Fund:                  Stock Price Index, which emphasizes stocks of large U.S.
                                     companies.

           Baron Asset Fund:         To provide long-term capital growth through investing in the stocks of small, and medium-sized companies with undervalued assets.

           Scudder International     To provide long-term capital growth through a flexible policy of
              Fund:                  investing in stocks and debt obligations of companies and
                                     governments outside the U.S.

           Mohawk Stock Fund:        To provide capital appreciation through the ownership of Mohawk
                                     Industries shares.

           Scudder 21st Century      To provide long-term growth of capital through investing primarily
              Growth Fund            in emerging growth companies poised to become leaders in 21st
                                     Century.

           Transamerica Premier      To provide long-term growth through investing in a diversified
              Equity Fund            portfolio of equity securities of domestic growth companies of any size.

           AIM Value Fund            To provide long-term growth of capital through investing in stocks of companies that are undervalued relative to the stock market as a whole.

     (d)  Distributions to Participants

          Upon termination of employment, the participant's account shall be distributed in a lump-sum cash payment as soon as administratively practicable, unless the participant elects otherwise. A participant may elect to receive his distribution in approximate equal installments over a period designated by the participant, not to exceed the lesser of 15 years or the life expectancy of the last survivor of the participant and his beneficiary.

          Under the terms of the Plan, participants may make hardship withdrawals from their accounts upon furnishing proof of hardship as specified in the Plan agreement. Participants may also borrow the lesser of $50,000 or 50% of the value of their accounts subject to limitations provided by the Plan. Loans must be paid back to the Plan generally within four years of the loan date.

          Amounts due to participants who have withdrawn from the Plan but have not been paid at December 31, 2001 and 2000 totaled $-0- and $170,697, respectively.

                                                                     (Continued)

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000

     (e)  Vesting

          Participants are immediately vested in their contributions and the Company's matching and discretionary contributions and the income earned on such contributions. Effective January 1, 2001, participants whose entry date is on or after January 1, 2001 are vested in the Company's matching and discretionary contributions in accordance with the following schedule:

                                 Years of vesting service                  Percent vested
                      ------------------------------------------------   --------------------
                      Less than one year                                          0%
                      One year or more                                          100%

          Amounts forfeited by participants who terminate from the Plan prior to being 100% vested are applied to reduce subsequent Company contributions to the Plan. Forfeitures totaled $3,700 in 2001.

     (f)  Administrative Expenses

          Certain administrative expenses of the Plan are paid by the Company. These costs include legal, accounting, and certain administrative fees.

(3)  Transactions with Parties-in-Interest

     At December 31, 2001 and 2000, the Plan held investments in trust funds and money market accounts sponsored by the trustee with current values of $175,845,632 and $160,915,675, respectively. The Plan also held investments in 693,249 and 795,119 shares of Mohawk Industries, Inc. common stock at December 31, 2001 and 2000, respectively.

(4)  Investments

     The following investments represent 5% or more of the Plan assets at December 31, 2001 and 2000:

                                                              2001                   2000
                                                       --------------------   --------------------
     Mutual funds:
         Scudder Balanced Fund                         $    15,710,066             15,250,186
         Scudder S&P 500 Index Fund                         12,441,812             12,537,715
         Kemper-Dreman High-Return Equity Fund              59,078,307             57,646,310
     Mohawk Industries, Inc. common stock                   38,045,527             21,766,298
     Money market fund - Scudder Stable Value Fund          82,104,332             69,147,930

     All of the Plan's investments are held by a party-in-interest to the Plan.

                                                                     (Continued)

               MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

                         Notes to Financial Statements

                           December 31, 2001 and 2000

(5)  Income Tax Status

     The Internal Revenue Service made a favorable ruling on the application for determination of qualification submitted by the Company in September 1995. The Plan has been amended since receiving the determination letter and the Plan has filed an application for an updated determination letter. The administrative committee of the Plan is not aware of any course of action or series of events that might adversely affect the Plan's qualification under Section 401(a) of the Internal Revenue Code, and under which the Plan would be subject to tax under present income tax law.

(6)  Plan Termination

     While it is the Company's intention to continue the Plan indefinitely, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA and the Plan agreement. In the event of Plan termination, participants will become 100% vested in their accounts.

(7)  Plan Merger

     During 2001, the assets of Durkan Patterned Carpet 401(k) Profit Sharing Plan were merged with the Plan. Plan assets at December 31, 2001 include assets of $5,553,885 transferred from Durkan Patterned Carpet 401(k) Profit Sharing Plan.

(8)  Subsequent Events

     Effective January 1, 2002, account balances attributable to employees of Karastan Bigelow Group (KBY) and Lauren Park Mill (LPM) were transferred into Mohawk Carpet Corporation Retirement Savings Plan II. Also, account balances attributable to all salaried, sales employees, and nonexempt employees were transferred into Mohawk Carpet Corporation Retirement Savings Plan II.

                                                                      Schedule 1

                MOHAWK CARPET CORPORATION RETIREMENT SAVINGS PLAN

Schedule H, Line 4i - Schedule of Assets (Held at Year End) - December 31, 2001

                                December 31, 2001

                                                                                                              Current
              Identity of the issue                           Description of investments                       value
------------------------------------------------    -------------------------------------------------    -------------------
Mutual funds:
       PIMCO Total Return Fund                            611,045    mutual fund units                   $     6,391,526
       *Scudder Balanced Fund                             898,745    mutual fund units                        15,710,066
       *Scudder S&P 500 Index Fund                        380,367    mutual fund units                        12,441,812
       *Scudder International Fund                        102,548    mutual fund units                         3,759,412
       *Kemper-Dreman High-Return Equity Fund           1,600,604    mutual fund units                        59,078,307
       Baron Asset Fund                                    77,635    mutual fund units                         3,451,632
       AIM Value Fund                                     157,678    mutual fund units                         1,713,956
       Transamerica Premier Equity Fund                   439,872    mutual fund units                         7,526,210
       *Scudder 21st Century Growth Fund                  159,057    mutual fund units                         2,751,703

*Mohawk Industries, Inc. - common stock                   693,249    shares of common stock                   38,045,527

*Money Market Fund - Scudder Stable
       Value Fund                                      82,104,332    Money Market Fund                        82,104,332
Loans to participants                                                           (1)                           12,135,000
                                                                                                         -------------------
                 Total                                                                                   $   245,109,483
                                                                                                         ===================

*Scudder Kemper Investments, Trustee, and Mohawk Industries, Inc. are parties-in-interest to the Plan.

(1) Loans are consummated at a fixed rate (then current prime rate plus 1%) for terms up to four years. Interest rates range from 7% to 10% on loans outstanding.

      See accompanying independent auditors' report.